Exhibit (h)(1)

FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

This Fund Accounting and Administration Agreement (the “Agreement”) made this 21st day of June, 2007, between Stone Harbor Investment Funds (the “Fund”) a business trust organized under the laws of the Commonwealth of Massachusetts (the “Fund”), and ALPS Fund Services, Inc., (“ALPS”) a Colorado corporation.

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), as amended, presently consisting of two series, with two classes of shares, which are listed in Appendix A attached hereto and made subject to this Agreement; such series and any additional series that may be established by the Fund and made subject to this Agreement are referred to herein individually as a “Portfolio” and, collectively, as the “Portfolios”; and

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund and its Portfolios, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	ALPS Appointment and Duties.

(a)

The Fund hereby appoints ALPS to provide to each of the Portfolios the administrative, bookkeeping and pricing services as are set forth in Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel, except that ALPS, and not the Fund, shall be responsible for the compensation of officers and directors of the Fund who are officers, employees or directors of ALPS or any of its affiliates. Except as provided in any other agreements between ALPS or its affiliates and the Fund, other Fund expenses incurred shall be borne by the Fund or the Fund’s adviser, including, but not limited to, transfer agency and custodial expenses; taxes; interest; the fees and expenses of the Fund’s trustees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund trustees; printing and mailing shareholder reports, prospectuses, statements of additional information, supplements, and proxy materials; securities pricing data services; and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)	Advice of the Fund. If ALPS is in doubt as to any action it should or should not take in connection with the services to be provided hereunder, ALPS shall request directions or advice from the Fund.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take in connection with the services to be provided hereunder, ALPS shall request advice from counsel of its own choosing and at its own expense.

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

(d)

Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes breach of this agreement or willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

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4.	Liability of ALPS.

(a)

ALPS may rely upon the written advice of counsel for the Fund and the Fund’s independent accountants, and upon oral or written statements of the Fund’s investment adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

(b)

Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(c)

Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, Directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund or its adviser.

(d)

ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. ALPS agrees to indemnify the Fund and shall be liable for actual damages arising out of ALPS’ failure to perform its duties under this Agreement to the extent such damages arise out of ALPS’ material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(e)

ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from violation of law, breach of this Agreement, willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard of its duties hereunder.

5.           Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6.            Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment

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companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

7.           Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8.           Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers. The Fund and ALPS shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.            Compliance with Rules and Regulations. ALPS shall comply -- and to the extent ALPS takes or is required to take action on behalf of the Fund or its Portfolios hereunder shall cause the Fund and its Portfolios to comply -- with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund or any of its Portfolios of which ALPS has knowledge. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund or any Portfolio.

10.          Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

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(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)

It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS’ activities on behalf of the Fund and its Portfolios in the amount of at least $1,000,000, and will provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect.

Representations and Warranties of the Fund. The Fund represents and warrants to

ALPS that:

(a)

It is a voluntary association with transferable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly known as a Massachusetts business trust) and is registered with the SEC as an open-end investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees has duly authorized it to enter into and perform this Agreement.

(d)	It has provided ALPS with copies of its Prospectus(es) and Statement(s) of Additional Information and will provide ALPS with any amendments or supplements thereto.

11.          Liaison with Accountants. ALPS shall act as liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to each Portfolio. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS’ control is made available to such accountants for the expression of their opinion, as required by the Fund.

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12.          Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

13.	Duration and Termination of this Agreement.

(a)          Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period which ends three years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days’ written notice or for cause pursuant to Section 13(c) hereof.

(b)          Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by the Fund or by ALPS, without penalty, upon not less than 90 days’ written notice to the other party given at any time during that successive annual period.

(c)          Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment (as defined below) or other liquidated damages. Termination for "cause" hereunder shall mean:

(i)           material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)          regulatory, administrative, or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated – or has caused the Fund or any of its Portfolios to violate – any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund or any of its Portfolios of which ALPS had knowledge; or

(iii)	financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

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(d)          Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, if the Fund terminates the Agreement, ALPS reserves the right to charge a reasonable fee for its deconversion services. In the event of termination of this Agreement, the Fund agrees to pay ALPS promptly all amounts due ALPS hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay to ALPS, as liquidated damages for such termination, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Default Payment”). The parties agree that the Default Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(e)          Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

14.        Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

15.        Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

16.        Compliance Program. ALPS maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report. Upon request of the Fund, ALPS will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to ALPS’ performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, ALPS will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. ALPS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time

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to time in order to address changing regulatory and industry developments. ALPS will provide the Fund with such amendments or updates promptly upon effectiveness.

17.        Notice/Separate Portfolios. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Portfolio. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Fund is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the other Portfolios for any reason.

18.        Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

19.        Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

Stone Harbor Investment Funds

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Secretary

With a copy to:

Stone Harbor Investment Funds

c/o Stone Harbor Investment Partners LP

31 West 52nd Street, 16th Floor

New York, NY 10019

Attn: General Counsel

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20.        Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.        Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS and the Fund may embody in one or more separate documents their agreement, if any, with respect to delegated duties and oral instructions.

22.        Additional Portfolios. If the Fund establishes one or more additional portfolios with respect to which it wishes to retain ALPS to provide administrative, bookkeeping and pricing services hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Fund in writing, whereupon such series will become a “Portfolio” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent that such provisions are modified with respect to such new Portfolio in writing by the Fund and ALPS.

23.        Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STONE HARBOR INVESTMENT FUNDS
By:	/s/ Peter J. Wilby
Name: Peter J. Wilby Title: President
ALPS FUND SERVICES, INC.
By:	/s/ Jeremy May
Name: Jeremy May
Title: Managing Director

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APPENDIX A

Stone Harbor Emerging Markets Debt Fund

Stone Harbor High Yield Bond Fund

APPENDIX B

SERVICES

Administrative

•	On an on-going basis (or as otherwise specified below), assist the Fund in monitoring each Portfolio’s compliance with:

(i)	the investment restrictions described in the Fund’s registration statement (monthly)
(ii)	SEC diversification requirements, as applicable (monthly)
(iii)	its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (monthly)

•	Coordinate the preparation and filing with the SEC on behalf of the Fund:

(i)	Form N-SAR
(ii)	Form N-CSR
(iii)	Form 24f-2
(iv)	Form N-PX
(V)	Form N-Q

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party.

•	Provide assistance to the Fund related to quarterly Board of Trustees meetings by preparing board reports regarding services provided by ALPS, as requested by the Fund

•

Assist the Fund with placement of fidelity bond and errors and omissions insurance policies. File the Trust’s fidelity bond with the SEC and monitor the Trust’s assets to assure adequate fidelity bond coverage.

•

Prepare the Fund’s annual and semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, statement of cash flows, as well as the financial highlights and footnotes to the financial statements.

•

Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund’s independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

B-1

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

•	Report performance and other portfolio information to outside reporting agencies as directed by the Fund.

•	Calculate monthly performance including total return.

•	Manage Fund invoice approvals and bill payments

Bookkeeping and Pricing

•	Maintain separate accounts for each Portfolio, all as directed from time to time by written instructions from the Fund.

•	Compute net asset value for each Class of each Portfolio and, as appropriate, compute yields, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

•

Obtain security market quotes from independent pricing services, if available, approved by the Fund and compare those prices to the prices available from an alternative independent pricing service (and report any variances in excess of certain tolerances agreed with the Fund), or if such quotes are unavailable, then obtain such prices pursuant to the Fund’s valuation policies and procedures, and in either case calculate the market value of each Portfolio’s investments. Obtain information regarding the proposed bond coupon accrual methodology to be used in conjunction with specific pricing conventions.

•

Timely calculate and transmit to NASDAQ each Portfolio’s (and each Class of each Portfolio’s) daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Fund’s then-current Prospectuses and Statements of Additional Information relating to the Portfolios, and any applicable resolutions and policies and procedures of the Board of Trustees of the Fund) and promptly communicate such values and prices to the Fund and the Fund’s transfer agent.

•

Maintain and keep current all books and records of the Portfolios as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with ALPS’ duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

(i)	Cash receipts journal
(ii)	Cash disbursements journal
(iii)	Dividend records
(iv)	Security purchases, sales and loans - portfolio securities journals
(v)	Subscription and redemption journals
(vi)	Security ledgers
(vii)	Broker ledger

B-2

(viii)	General ledger
(ix)	Daily expense accruals
(x)	Daily income accruals
(xi)	Foreign currency journals
(xii)	Trial balances
(xiii)	Historical tax lots for each security

•	Reconcile cash and investment balances with the Custodian on a daily basis.

•	Provide the Fund with daily Portfolio values, net asset values and other statistical data for each Class of each Portfolio on a daily basis.

•

Compute the net income and capital gains and losses of each Portfolio and calculate income dividend rates in accordance with relevant prospectus policies and resolutions of the Board of Trustees of the Fund.

•

Assist in the preparation of certain reports (including annual and semi-annual reports, Prospectuses and Statement of Additional Information), audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Fund.

•	Provide the Fund and the Investment Adviser with access to the Fund’s books and records via applicable online systems.

Tax Services

•	Perform monthly, quarterly or annual distribution calculations, as appropriate.

•	Calculate required year-end distributions for excise tax purposes for review by the Fund’s auditors.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements.

•

Prepare and file appropriate extensions and federal and state income tax returns for review and signature by the Fund’s auditors. State income or franchise tax return preparation is limited to the initial state of “nexus” and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

•	Prepare and file federal excise tax returns for review and signature by the Fund’s auditors.

•	Provide the Fund with lot level tax basis book yield for each security upon request

•

Provide the Fund on a monthly basis by the 8th business day following month end an income projection in a format agreed by the Fund. On a quarterly basis, provide a tax adjusted income projection in a format agreed by the Fund.

B-3

•	Provide any and all tax basis information to the Fund deemed necessary in estimating future dividend payments on a quarterly basis.

•

Assist in the identification of securities that may give rise to book-to-tax adjustments, including but not limited to passive foreign investment companies, real estate investment trusts, master limited partnerships, contingent debt obligations, trust preferred securities, grantor trusts, and stapled securities. Ultimate determination will be the responsibility of Fund management.

•	Perform limited wash sale deferral and tax straddle deferral calculations. Additional out-of-pocket costs may be charged to automate the calculations if the volume of activity is significant~~.~~

Legal Services

•	Review and update Prospectus and Statement of Additional Information.

•	Provide legal review of Semi-Annual report, Annual Report, and Form N-SAR.

•	Coordinate EDGARization and filings of documents.

•	Prepare materials for quarterly Board of Trustee meetings, including notices, agendas and resolutions for quarterly meetings and draft actions by written consent of the Trustees.

•	Coordinate the preparation, assembly and mailing of Board materials.

•	Attend quarterly and special Board meetings, make presentations at such meetings as appropriate, and draft minutes of such meetings

•	Review legal contracts.

•	Oversee Trust’s Code of Ethics reporting.

•	Coordinate the printing and mailing process with outside printers for all shareholder publications.

•	Maintain and coordinate the Fund’s blue sky registration.

•	Maintain the Trust’s corporate calendar to monitor compliance with various SEC filing and Board approved deadlines

B-4

APPENDIX C

FEES

Annual fee, billed monthly, the Greater of $250,000 or

(i)	8 basis points of Fund’s average net assets between $0 - $500M; and
(ii)	6 basis points of Fund’s average net assets between $500M - $1B; and
(iii)	4 basis points of Fund’s average net assets over $1B.[1]

Pass-through at cost of out-of-pocket expenses, including: third party security pricing and/or data fees, Bloomberg fees, Gainskeeper fees, Blue Sky fees, service auditors report, travel expenses to Board meetings and on-site supervisory reviews, NASD advertising/filing fees, registered representative licensing fees, postage, customized programming/enhancements and other expenses which may occur at the direction of the Fund.

The proposed fee does not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.

_________________________

1 For year one of the contract ALPS has agreed to a one-time waiver of $50,000, to be applied equally over the 12 month period.